Exhibit 99.2

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Tel: (86-10) 5809-1000 Fax: (86-10) 5809-1100

December 13, 2024

To: Intercont (Cayman) Limited

Room 8501, 11/F., Capital Centre

151 Gloucester Road

Wanchai, Hong Kong

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this Opinion, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province) and are qualified to issue this opinion (the “Opinion”) based on the PRC Laws (as defined below).

We have acted as the PRC legal counsel to Intercont (Cayman) Limited (the “Company”) in connection with the disclosure in the Registration Statement on Form F-1 of the Company in relation to the initial public offering of 1,875,000 ordinary shares (or 2,156,250 Ordinary Shares if the underwriters exercise in full their option to purchase additional Ordinary Shares) of the Company (the “Proposed IPO”).

In our capacity as PRC counsel to the Company, we have not carried out independent investigations and rely on the information provided by the Company which the Company represents is authentic, accurate and complete. We have assumed that all facts and information provided by the Company are true, correct and complete and the in response to our inquiries and requests for the purpose of this Opinion, all the information and materials provided to us by the Company are true, accurate, complete and not misleading.

For the purpose of this Opinion, we have relied on factual representations and confirmations made by the Company (including all the companies and subsidiaries of the proposed listing group of the Company) with respect to the business conducted by them. Where we render an opinion “to our knowledge” or concerning an item “known to us”, “after due inquiry”, or otherwise refers to our knowledge or awareness or matters that have come to our attention, it is intended to indicate that during the course of our representation of the Company with respect to the inquiries, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys in this firm principally responsible for representing the Company. Except as set forth herein, we have not undertaken any independent investigation to determine the accuracy of such statement and any limited inquiry undertaken by us during the preparation of this Opinion should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

In rendering the opinions set forth in this letter, we may have relied (as to matters of fact but not as to legal conclusions), to the extent we deem proper, on Letter of Undertaking issued by the Company (the “Letter of Undertaking”).

As used in this Opinion, (A) “PRC Laws” means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this Opinion, (B) “CSRC” means the China Securities Regulatory Commission, and (C) “Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises issued by CSRC on February 17, 2023, which became effective on March 31, 2023.

Based on and subject to the foregoing, the disclosures contained in the Registration Statement and the Qualifications set out below, we are of the opinion that:

Pursuant to the Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either directly or indirectly, are required to fulfill the filing procedure with the CSRC. To determine whether an overseas offering and listing will be deemed as “the indirect overseas offering and listing” by a PRC domestic company, the Trial Measures provides that (i) any overseas offering and listing made by an issuer that meets both the following explicit criteria will be determined as an “indirect overseas offering and listing”: (a) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by PRC domestic companies (“Criteria A”), and (b) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China; and (ii) the determination as to whether or not an overseas offering and listing by a PRC domestic company is an “indirect overseas offering and listing”, shall be made on a “substance over form” basis (the “Discretional Clause”). Based on the information and documents provided by the Company and the Letter of Undertaking, the Company conducts substantially all of its businesses in Hong Kong and Singapore and have no operations in the mainland of China, and its operating revenue, total profit, total assets or net assets were not derived from PRC domestic companies. As it doesn’t meet Criteria A, the possibility for the Company to be subject to the filing under the Trial Measures is low, and we currently have no grounds to believe that the Discretional Clause would apply to the Company, however, we cannot rule out the possibility that CSRC would take a different view when determining whether to apply the Discretional Clause on the Company and if it is so determined by the CSRC, the Company shall complete the filing procedure with the CSRC.

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(1)	This Opinion is limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

(2)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(3)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(4)	This Opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

(5)	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to prepare this Opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this Opinion.

(6)	This Opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This Opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this Opinion and may not be used for any other purpose without our prior written consent.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng

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